UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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American Medical Alert Corp.
(Name of Registrant as Specified In Its Charter)

______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Litigation Settlement

On September 22, 2011, American Medical Alert Corp. (“AMAC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tunstall Healthcare Group Limited (“Tunstall”) and Monitor Acquisition Corp., an indirect wholly owned subsidiary of Tunstall (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into AMAC and AMAC will become a wholly-owned subsidiary of Tunstall (the “Merger”).  In September 2011, purported class action lawsuits were filed in the Supreme Court of the State of New York, County of Nassau and in the Supreme Court of the State of New York, County of Queens.  In October 2011, a second purported class action lawsuit was filed in the Supreme Court of the State of New York, County of Queens.

On October 27, 2011, the plaintiffs in the actions commenced in Queens, Diane Kent and Joyce Fauci (together, the “Queens Plaintiffs”), filed a motion seeking to consolidate their actions as well as any subsequently filed related actions, into the action commenced by Diane Kent, designating the resulting consolidated action as In re American Medical Alert Corp. Shareholder Litigation and appointing the law firms of Robbins Umeda LLP and Levi & Korsinsky LLP as Co-Lead Counsel in the requested consolidated action.  The Queens Plaintiffs advised the Court in their motion that Joseph Weiss (the “Nassau Plaintiff”), who commenced the action pending in Nassau County, supports the motion and has agreed to coordinate efforts and jointly prosecute a consolidated action in Queens County.  The Queens Plaintiffs’ motion was granted on November 29, 2011.

Each of these lawsuits challenges the transactions contemplated by the Merger Agreement.  The plaintiffs in these lawsuits are purported holders of AMAC common stock (“AMAC Shareholders”) and are purportedly acting on behalf of a putative class of AMAC Shareholders.  These suits name as defendants AMAC, the members of AMAC’s Board of Directors (“our board of directors”) and, in the action started by Diane Kent, Tunstall and Merger Sub.

While AMAC and the other defendants believe that each of the aforementioned lawsuits is without merit, in an effort to minimize the cost and expense of any litigation relating to such lawsuits, on December 12, 2011, AMAC and other defendants entered into a memorandum of understanding (“MOU”) with the plaintiffs in In re American Medical Alert Corp. Shareholder Litigation, and the Nassau Plaintiff pursuant to which AMAC and such parties agreed in principle, and subject to certain conditions, to settle the shareholder lawsuits.  Subject to approval of the Supreme Court of the State of New York, County of Queens and further definitive documentation, the MOU establishes a framework to resolve the allegations against AMAC and other defendants in connection with the Merger Agreement and contemplates a release and settlement by the AMAC Shareholders of all claims against AMAC and other defendants and their affiliates and agents in connection with the Merger Agreement. In exchange for such release and settlement, pursuant to the terms of the MOU, the parties agreed, after arm’s-length discussions, that AMAC would file this Current Report on Form 8-K amending and supplementing the applicable disclosure in its proxy statement and related press release.  The settlement is also contingent upon, among other things, consummation of the Merger. In addition, in connection with the settlement and as provided in the MOU, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement.  There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the MOU may be terminated.  The settlement will not affect the amount of the merger consideration that AMAC Shareholders are entitled to receive in the Merger.  In the event that the MOU is not approved and such conditions are not satisfied, AMAC will continue to vigorously defend these actions.

On December 13, 2011, AMAC issued a press release announcing the MOU.  A copy of the press release is attached hereto as Exhibit A.

Additional Disclosures

As contemplated by the proposed settlement, AMAC is providing certain additional disclosures that are supplemental to those contained in the definitive proxy statement relating to the Merger, filed with the SEC on November 17, 2011, and previously mailed to you, relating to the solicitation of proxies in connection with the special meeting of AMAC’s shareholders scheduled to be held on December 21, 2011 at 10:30 a.m.  This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety.  As noted above, none of the defendants has admitted any wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing.  The additional disclosures are as follows:

Background of the Merger (beginning on page 19 of the Proxy Statement)

The last paragraph on page 20 of the proxy statement is revised to read in its entirety as follows:

On December 10, 2009, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the status of the third-party solicitation process.  Houlihan Lokey discussed with our board of directors the 63 potential parties that had been or would be contacted, which potential parties were comprised of 32 strategic parties and 31 financial parties.  It was noted that 27 parties, including six strategic and 21 financial parties, had expressed preliminary interest in exploring a transaction with AMAC, as such parties had executed confidentiality agreements at that point in time.

The first paragraph on page 21 of the proxy statement is revised to read in its entirety as follows:

On January 7, 2010, our board of directors met, together with representatives of AMAC’s management and legal and financial advisors, to discuss the status of the third-party solicitation process.  Our board of directors was informed that four indications of interest had been submitted by potential financial buyers, referred to as Company B, C, D and E, expressing interest in acquiring AMAC in an overall range of $5.75 to $8.21 per share.  The indications of interest of each such party were structured as acquisitions of AMAC in its entirety (as opposed to a particular division of AMAC) for consideration consisting entirely of cash, as follows:

Party	Enterprise Value
	Low ($)	High ($)
Company B	65.0	75.0
Company C	66.0	77.0
Company D	59.5	62.3
Company E	53.0	53.0

Each of these companies executed a non-disclosure and standstill agreement with AMAC.  Our board of directors reviewed these indications of interest with management and Houlihan Lokey, and determined that each proposal undervalued AMAC and should not be pursued further.  Our board of directors directed Houlihan Lokey to contact the three potential strategic parties that had not yet responded and indicated that, if indications of interest were received in a similar price range, the third-party solicitation process should be discontinued.  Our board of directors also was informed that Company A had increased its indication of interest for AMAC’s HSMS division to approximately $60-65 million and confirmed that it was not interested in purchasing AMAC’s TBCS division, which would need to be divested as a condition precedent to consummating its purchase. Our board of directors instructed Houlihan Lokey to inform Company A that its valuation was too low, that the transaction structure was problematic and that AMAC would not pursue further discussions with Company A unless Company A was willing to increase its proposed purchase price and acquire the entire company.  The other strategic parties that had not yet responded as of the January 7, 2010 board of directors meeting did not subsequently furnish an indication of interest.

The last paragraph on page 23 of the proxy statement is revised to read in its entirety as follows:

On June 21, 2011, our board of directors held a meeting, together with representatives of AMAC’s management and legal and financial advisors, to discuss the revised LOI received from Tunstall earlier that day which provided as follows: the proposed transaction would be structured as a one-step Merger; the cash portion of the consideration would be $8.75 per share on a fully diluted basis plus additional consideration in the form of a CPR (the structure of the CPR would call for payments upon certain liquidity events with respect to Lifecomm and a $0.50 per share payment based upon a Tunstall change of control prior to the sale or IPO of Lifecomm), a 30-day exclusivity period for Tunstall to complete its due diligence and negotiate transaction documents with AMAC; a break-up fee of $3.5 million; and $500,000 expense reimbursement if AMAC shareholders rejected the transaction and there was no alternative transaction then pending.  Our board of directors further discussed the confidentiality and exclusivity features of the LOI as well as the provision for a window-shop period after a merger agreement was signed.  Our board of directors also noted that Tunstall’s request for expense reimbursement if the merger agreement was not executed had been successfully negotiated out of the proposal.  The transactions contemplated in the LOI were subject to the mutual agreement of Tunstall and AMAC to definitive documentation and the completion by Tunstall of its due diligence of AMAC.  At the meeting, our board of directors determined to approve the terms and conditions of the LOI and to authorize AMAC to execute the LOI substantially in the form presented to our board of directors.  In approving the terms of the LOI as they related to the CPR, our board of directors considered that there was not sufficient transparency with respect to the value of AMAC’s interest in Lifecomm, and accordingly it was difficult to assign a reasonably ascertainable cash value to such interest at that time.  In addition, Tunstall resisted paying additional amounts due to the speculative value of the Lifecomm interest in the absence of a monetization of the Lifecomm interest or other event that would create liquidity for Tunstall.  Therefore, our board of directors felt it was appropriate to allocate additional per share consideration to a CPR, which would afford AMAC shareholders the opportunity to realize value from the CPR at such time that the value of the Lifecomm interest would be both more reasonably ascertainable and monetized (thereby creating liquidity for Tunstall and enabling payments under the CPR to be made).

The fourth paragraph from the bottom of page 24 of the proxy statement is revised to read in its entirety as follows:

On August 4, 2011, having determined that the material terms of the transaction had been finalized, the independent board members advised management that they were free to communicate with Tunstall regarding management post-closing arrangements.  Later that day, Mr. Rhian communicated to Mr. Baldwin that those discussions could commence.  Mr. Baldwin communicated to Mr. Rhian that there was still one outstanding issue on the CPR agreement (Mr. Rhian thought Tunstall had accepted AMAC’s last proposal on this issue, which dealt with a feature of the Tunstall sale event payment) and that discussions should wait until that issue was resolved.  The issue dealing with a feature of the Tunstall sale event payment was resolved over the weekend of August 6th and 7th, and no discussions regarding management post-closing arrangements took place from August 4th through August 7th.

The sixth paragraph on page 25 of the proxy statement is revised to read in its entirety as follows:

At the meeting, our board of directors determined to permit Mr. Rhian to offer a concession of up to $0.20 per share and to negotiate a lesser amount if possible.  Our board of directors also directed Yacov Shamash, one of the independent board members, to accompany Mr. Rhian on future phone conversations on which deal terms would be negotiated, in light of the fact that Tunstall had, during the meetings held on August 11 and 12, 2011 with Mr. Rhian and Mr. Rallo in London, initiated discussions regarding management post-closing arrangements.

The penultimate paragraph on page 25 of the proxy statement is revised to read in its entirety as follows:

On August 30, 2011, our board of directors convened to discuss revised and updated projections for the years 2012, 2013, and 2014 for AMAC.  During this meeting, our board of directors once again reviewed the prospects for AMAC to remain independent in light of the revised and updated projections presented by management.  Our board of directors debated the merits of proceeding with the sale to Tunstall versus remaining independent and discussed the pros and cons of each course of action.  The Board considered, among the other factors described under the caption “The Merger — Reasons for the Merger; Recommendation of AMAC’s Board of Directors”, the current lack of liquidity in AMAC common stock, that it was difficult to predict future prospects for AMAC on a stand-alone basis in part because of execution risk inherent in AMAC’s business plan against the fact that AMAC’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of AMAC’s current strategy as a stand-alone company if a sale to Tunstall were completed.  Among the risks considered were the risks associated with locating acquisition targets and successfully consummating such acquisitions, difficulties in accelerating AMAC’s rate of organic growth, competitive risks, risks relating to keeping up with changing technology, and the risks associated with customer attrition.  Our board of directors concluded that the opportunity presented by the transaction for AMAC shareholders to monetize their AMAC investment for cash consideration of $8.55 per share in the proposed transaction, combined with the potential of realizing additional value in the future in the form of payments under the CPR, would maximize the value of shareholders' shares and eliminate the risk of uncertainty affecting our future prospects.  Accordingly, our board of directors unanimously determined that proceeding with Tunstall was the most favorable course for the shareholders in light of all relevant circumstances.

Reasons for the Merger; Recommendation of AMAC’s Board of Directors (beginning on page 26 of the Proxy Statement)

The first subsection, captioned “Financial Condition and Prospects of AMAC; Strategic Alternatives on page 26 of the proxy statement is revised in its entirety as follows:

Financial Condition and Prospects of AMAC; Strategic Alternatives

•	The difficulty of predicting future prospects for AMAC on a stand-alone basis whether AMAC pursued organic growth or growth through acquisitions or similar initiatives.

•
The perceived risks of continuing as a stand-alone company under a scenario contemplating acquisitions and a scenario contemplating organic growth, and the range of potential benefits to AMAC’s shareholders of these alternatives, and the assessment that no other alternatives were reasonably likely to create greater value for AMAC’s shareholders than the merger, taking into account risk of execution as well as business, competitive, industry and market risk.

•
AMAC’s financial and strategic plan and associated initiatives and the potential execution risks associated with such plan, and the effects of the economic downturn on AMAC’s business generally, and in connection with these considerations, the attendant risk that, if AMAC did not enter into the merger agreement, the price that might be received by AMAC's stockholders selling stock of AMAC in the open market, both from a short-term and medium-term perspective, could be less, in present value terms, than the merger consideration, especially in light of lack of liquidity in AMAC common stock, recent economic trends in the stock market and the currently challenging business environment.

•
The fact that AMAC’s ability to implement a growth strategy contemplating acquisitions was dependent, in part, on identification of attractive acquisition targets and its ability to acquire them at acceptable valuations and to integrate them successfully.

Opinion of AMAC’s Financial Advisor (beginning on page 29 of the Proxy Statement)

The last line of the second full paragraph on page 32 of the proxy statement is replaced in its entirety with the following:

For purposes of the summary below of Houlihan Lokey’s financial analyses, the term “merger consideration” refers to the $8.55 per share cash portion of the consideration payable in the merger and, conservatively, no value was attributed to the contingent payment right, which may increase the merger consideration.

The chart on page 33 of the proxy statement listing the 17 selected transactions reviewed by Houlihan Lokey in its Selected Transactions Analysis is hereby replaced in its entirety with the following:

Announcement Date	Selected Monitoring/Alarm Transactions
	Acquiror	Target

12/6/2010	• Ascent Media Corporation	• Monitronics International, Inc.
4/26/2010	• GTCR Golder Rauner II, L.L.C.	• Protection One, Inc.
1/18/2010	• Tyco International Ltd.	• Brink's Home Security Holdings, Inc. (Broadview Security)
10/21/2008	• Brink's Home Security Holdings, Inc. (spinoff)	• The Brink's Company
4/10/2007	• Koninklijke Philips Electronics N.V.	• Health Watch Holdings, Inc.
12/20/2006	• Protection One, Inc.	• Integrated Alarm Services Group, Inc.
1/18/2006	• Koninklijke Philips Electronics N.V.	• Lifeline Systems, Inc.

Announcement Date	Selected Call Center Transactions
	Acquiror	Target

7/6/2011	• NCO Group, Inc.	• APAC Customer Services, Inc.
6/7/2011	• Dohmen Company	• MedComm Solutions, LLC
10/19/2010	• Aegis Limited	• Actionline De Argentina S.A.
5/12/2010	• Glodyne Technoserve Limited	• DecisionOne Corp.
4/23/2010	• 2e2 Limited	• Morse plc
10/5/2009	• Sykes Enterprises, Incorporated	• ICT Group, Inc.
8/14/2009	• Stream Global Services, Inc.	• eTelecare Global Solutions, Inc.
5/15/2009	• Aegis BPO Services Australia Pty Limited	• UCMS Group Ltd.
3/16/2009	• Computershare Limited	• Kurtzman Carson Consultants, LLC
5/31/2006	• Quadrangle Group LLC and Thomas H. Lee Partners, L.P.	• West Corporation

The first three sentences of the last paragraph on page 33 of the proxy statement under the caption “Discounted Cash Flow Analysis” are revised in their entirety as follows:

Houlihan Lokey performed a discounted cash flow analysis of AMAC by calculating the estimated net present value of the unlevered, after-tax free cash flows (i.e., adjusted EBITDA, less depreciation and amortization, less taxes, plus depreciation and amortization, less capital expenditures, and less changes in working capital, “UFCF”) that AMAC was forecasted to generate through the fiscal year ending December 31, 2015, based on management’s projected financial information.  Houlihan Lokey calculated terminal values for AMAC by applying to the fiscal year 2015 estimated UFCF a selected range of perpetuity growth rates of 4.0% to 5.0%.  The present values (as of September 1, 2011) of the UFCF and terminal values were then calculated using discount rates ranging from 13.5% to 15.5%, which range was selected taking into consideration, among other things, a weighted average cost of capital calculation.

The first paragraph on page 34 of the proxy statement under the caption “Miscellaneous” is revised in its entirety as follows:

AMAC has agreed to pay Houlihan Lokey for its financial advisory services to AMAC in connection with the merger an aggregate fee of $1.5 million, portions of which were payable during the course of Houlihan Lokey’s engagement and $350,000 of which was payable for rendering its opinion, which portions were not contingent upon the successful completion of the merger or the conclusion contained in its opinion, and $1.125 million of which is contingent upon the completion of the merger.  AMAC has agreed to reimburse certain of Houlihan Lokey’s expenses, including the fees and expenses of Houlihan Lokey’s legal counsel, and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and expenses, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

On page 34 of the proxy statement, a new sentence is added to the end of the third paragraph under the caption “Miscellaneous” as follows:

Based on a general review by Houlihan Lokey of information available from Houlihan Lokey's internal database, Houlihan Lokey had not been engaged by Tunstall or Charterhouse to provide financial advisory services to Tunstall or Charterhouse for which they paid fees to Houlihan Lokey during the two years preceding the date of Houlihan Lokey’s opinion.

Projected Financial Information (beginning on page 34 of the Proxy Statement)

The chart on page 36 of the proxy statement titled "Selected Projected Financial Information" is hereby amended by adding next to the line item "Selling, General  & Administrative Expense" the following new footnote (1):

(1) Includes stock-based compensation as a cash expense.

Exhibit A
Press Release

American Medical Alert Corp. Announces Settlement with Purported Class Action Plaintiffs Regarding Merger with Tunstall Healthcare Group Limited

LONG ISLAND CITY, New York, December 13, 2011: American Medical Alert Corp. (Nasdaq: AMAC), today announced that AMAC and other named defendants have entered into a memorandum of understanding (MOU) with plaintiffs’ counsel in connection with the purported class action lawsuits filed in the Supreme Court of the State of New York, County of Nassau and in the Supreme Court of the State of New York, County of Queens, in connection with its proposed merger with Tunstall Healthcare Group Limited.

As previously announced, on September 22, 2011, AMAC entered into an Agreement and Plan of Merger (the Merger Agreement) with Tunstall and its wholly owned subsidiary, Monitor Acquisition Corp.  Under the terms of the MOU, AMAC will file a Current Report on Form 8-K supplementing certain disclosure in the definitive proxy statement filed by AMAC with the SEC on November 17, 2011 in connection with the merger.  The MOU reflects the parties’ agreement to resolve the allegations by the settling plaintiffs against AMAC and other defendants in connection with the Merger Agreement and provides a release and settlement by the purported class of AMAC’s shareholders of all claims against AMAC and other defendants and their affiliates and agents in connection with the Merger Agreement. The MOU and settlement are contingent upon, among other things, approval of the Supreme Court of the State of New York, Queens County, the closing of the merger and further definitive documentation.

AMAC and the other named defendants continue to believe that each of the lawsuits filed in connection with its proposed merger with Tunstall are without merit.

Contact details:

Randi Baldwin, Senior VP, Marketing and Program Development, AMAC
(516) 536 5850, ext. 3109

About AMAC

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine US-based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, Alpha Message Center and Phone Screen to support the delivery of high quality, healthcare communications. For more information, visit www.amac.com.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of AMAC to be materially different from the future results, performance or achievements express of implied by such forward-looking statements.  The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “seeks,” “may” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon information presently available and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the effects of the local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described in AMAC’s Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors”, in AMAC’s subsequent Quarterly Reports on Form 10-Q,  and otherwise in AMAC’s reports and filings that it makes with the SEC.  You should not place undue reliance on any forward-looking statements, since those statements speak only as to the date that they are made.  Neither Tunstall nor AMAC has any obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this news release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

On November 17, 2011, AMAC filed a definitive proxy statement on Schedule 14A with the SEC in connection with the merger.  Investors are urged to read carefully such definitive proxy statement filed by AMAC with the SEC and other relevant documents filed with the SEC because they contain important information about the merger.

AMAC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the AMAC shareholders in connection with the merger.  A description of the direct and indirect interests of these directors and executive officers which may be, in some cases, different than those of AMAC’s shareholders generally, is set forth in the definitive proxy statement relating to the merger described above. Additional information regarding AMAC’s directors and executive officers and their beneficial ownership of AMAC’s common stock is also set forth in AMAC’s annual meeting proxy statement on Schedule 14A filed with the SEC on November 17, 2011.

Investors may obtain a free copy of the proxy statements and other relevant documents filed by AMAC with the SEC at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC by directing a written request to: American Medical Alert Corp., 36-36 33rd Street, Suite 103, Long Island City, NY 11106, Attention: Corporate Secretary or from AMAC’s website: www.amac.com.